UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

CLEAN WIND ENERGY TOWER, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53035	82-6008752
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1997 Annapolis Exchange Pkwy., Suite 300

Annapolis, Maryland  21401

(Address of principal executive offices)

(410) 972-4713

 (Registrant's telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York  11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

On December 31, 2012, Clean Wind Energy Tower, Inc. (the “Company”) entered into Securities Purchase Agreements with Ronald W. Pickett, Stephen L. Sadle and Robert P. Crabb (collectively, the “Holders”), for the sale of 8% convertible debentures in the principal amounts of $150,000, $100,000 and $30,000 (collectively, the "Notes"), respectively, in consideration of the forgiveness of accrued salary in amounts equal to the respective Notes.

The Notes bear interest at the rate of 8% per annum.  All interest and principal must be repaid on or before December 31, 2014.  The Notes are convertible into common stock, at the option of the Holders, at a conversion price of $0.015 per share.  The Company may prepay a portion or all outstanding principal and interest of the Notes at any time.

As of the date of the Notes, the Company is obligated on the Notes issued to the Holders in connection with the offering. The Notes are debt obligations arising other than in the ordinary course of business, which constitute direct financial obligations of the Company.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated there under since, among other things, the transaction did not involve a public offering, the Holders are accredited investors, Holders had access to information about the Company and their investments, Holders took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
4.1	Form of Securities Purchase Agreement

4.2	Form of Convertible Debenture

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN WIND ENERGY TOWER, INC.

Date: January 3, 2013	By:	/s/ Ronald W. Pickett
Ronald W. Pickett CEO President and Chairman